Exhibit 10.6
EXECUTIVE EMPLOYMENT AGREEMENT
Effective May 8 , 2008
(this “Agreement”)
B E T W E E N:
Corel Inc.
(the “Corporation”)
- and -
Kris Hagerman
(the “Executive”)
     WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to become an employee of the Corporation;
     AND WHEREAS the Corporation and the Executive agree that it is desirable to enter into this Agreement to specify the terms and conditions of the Executive’s employment with the Corporation;
     NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows.
1.	Interpretation
1.1	Definitions. In this Agreement, the following capitalized terms have the following meanings:
(a)	“Affiliate” means an affiliated entity and as defined in Ontario Securities Commission Rule 45-501 and “controlled” has the meaning given in that Rule, as amended or replaced from time to time, and “affiliated” has a corresponding meaning.

(b)	“Base Grant” has the meaning set out in Section 3.4.

(c)	“Board” means the board of directors of Corel Corporation.

(d)	“EBITDA” has the meaning set out in Section 3.2.

(e)	“Plan” means the 2006 Corel Corporation Equity Plan as amended from time to time.

(f)	“Salary” has the meaning set out in Section 3.1.

(g)	“Shares” means Class A common shares of the Corporation.

(h)	“Term” means the period from the Start Date to the Termination Date.

(i)	“Termination Date” means the date set out in Section 2.1 and is the Executive’s last day of active employment and does not include any period of statutory or reasonable

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notice or any period of deemed employment and “terminate” and “terminated” have corresponding meanings.
1.2	Headings, Sections and Plural. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa. In this Agreement, references to “Sections” or to “Schedules” are references to sections in or schedules to this Agreement, unless expressly stated otherwise.

1.3	Deductions and Withholdings. The payments to the Executive set out in this Agreement are subject to applicable deductions and withholdings.

1.4	Benefit Contributions and Participation. The Corporation’s contributions to, the Executive’s participation in, and any conversion of, the group benefit plans as set out in this Agreement are subject to the terms and conditions of the benefit plans, and changes to or cancellations of such plans over time, as may be made with such notice to the Executive as is practical in the circumstances, and in the sole discretion of the Corporation.

1.5	Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States currency.

1.6	Prevailing Agreement. In the event of any inconsistencies between this Agreement and the Plan, the provisions in this Agreement supersede the Plan to the extent of such inconsistencies.

2.	Term and Duties

2.1	Start Date and Term. The Corporation agrees to employ the Executive and the Executive agrees to become employed with the Corporation on the terms and conditions set out in this Agreement commencing on May 8, 2008 (the “Start Date”). The Executive’s employment ends on the earliest of: (i) the date his employment is terminated pursuant to this Agreement; (ii) the first anniversary of the Start Date (unless the parties enter into a written agreement to extend this date); or (iii) the date a new Chief Executive Officer of the Corporation commences employment (the “Termination Date”).

2.2	Position. The Executive will serve in an executive capacity as the Interim Chief Executive Officer of Corel Corporation and in such other capacities as may be agreed upon by the Corporation and the Executive from time to time.

2.3	Duties. The Executive will perform the duties customarily performed in his position including, without limitation, regularly reporting his activities and the results thereof to the Board. The Executive agrees to serve as a director of the Corporation and its Affiliates if an as requested by the Corporation in good faith and without compensation other than as set out in Section 3.

2.4	Good Faith. The Executive shall devote his full business time and attention to the affairs of the Corporation and will use his best efforts, skills and abilities to honestly, faithfully, diligently and in good faith promote the Corporation’s best interests, and he shall not have any interests that conflict with those of the Corporation. The Executive shall observe and abide by the policies of the Corporation in effect from time to time.

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2.5	Third Party Obligations. The Executive represents and warrants that he honestly and reasonably believes after proper enquiry, that his obligations under this Agreement will not breach any obligations the Executive owes to third parties, including any of the Executive’s former employers and the Executive represents and warrants that he has provided to the Corporation all documents, agreements and correspondence relating to any such obligations and that at the date hereof, he is not aware of any claims or threatened claims that he has breached any such obligations in connection with his obligations under this Agreement.

3.	Compensation

3.1	Base Salary. The Corporation agrees to pay the Executive an annual base salary of US $600,000.00, payable in accordance with the Corporation’s payroll practices in effect from time to time, subject to annual review and to increase as determined by the Board (“Salary”).

3.2	Discretionary Bonus. The Executive will be eligible to participate in the Corporation’s annual bonus plan with a target bonus of $400,000 of Salary for the achievement of all targets. Any bonus payment is subject to achievement by the Executive of the performance targets established by the Board. The Executive’s bonus targets, linearity and acceleration will be consistent with those established for other executives of the Corporation. Currently, the performance targets are based on a combination of revenue targets and target earnings before interest, tax, depreciation and amortization (“EBITDA”). To be eligible for the bonus payment, the Executive must have been actively employed throughout the fiscal year in respect of which his performance was assessed, unless provided otherwise in this Agreement. Notwithstanding the above, the Executive’s bonus for the period from the Start Date to August 31, 2008 will be paid out at the 100% payout level.

3.3	Share Based Compensation Plan Participation. The Executive will be eligible to participate in the Plan and such other share based incentive plans or similar plans as may be established for senior executives by the Corporation. All options granted to the Executive are governed by the terms and conditions of the Plan, including any restrictions on exercise of options and any requirements to agree to conditions, restrictions or agreements set out in the Plan, except as expressly provided otherwise in this Agreement.

3.4	Grant of Options. On the Start Date, the Corporation will grant to the Executive options to acquire 326,760 Shares (equivalent to 1.25% of the Company) of Corel Corporation (the “Base Grant”), subject to the terms and conditions set out in this Agreement and the Plan. The Base Grant of options will have an exercise price of equal to fair market value as at the Start Date. The Base Grant of options will be exercisable as to 8.33% on and after the end of each month after the Start Date.

3.5	Payments for Distributions on Base Grant of Options. If dividends or other distributions are paid on Shares of the Corporation at a time when the Executive holds unexercised options under the Base Grant of options, the Corporation will provide the Executive with a payment equivalent to distributions the Executive would have been eligible to receive had the Base Grant of options been exercised.

4.	Expenses, Benefits and Vacation

4.1	General Expenses. The Corporation will reimburse the Executive for his reasonable and approved business expenses, including travel expenses, incurred by him in connection with the performance of his duties under this Agreement, upon providing appropriate receipts

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satisfactory to the Corporation and in accordance with the Corporation’s policies in effect from time to time.

4.2	Benefit Plans. The Executive will be eligible to participate in the group benefit plans available to employees of the Corporation from time to time, subject to Section 1.4. To the extent permitted by the insurers, the Corporation will request the waiver of the waiting periods for participating in the benefit plans, subject to the Executive’s pre-existing conditions.

4.3	Vacation. The Executive will be entitled to four weeks of vacation time per year to be taken at times that are consistent with the business interests of the Corporation, and in accordance with the Corporation’s vacation policies. The Executive may not carry forward vacation time to subsequent vacation years except to the extent required by law.

5.	Termination

5.1	Termination by Executive. The Executive may terminate his employment with the Corporation at any time by providing the Corporation with one month’s notice in writing. If, upon receipt of the Executive’s resignation, the Corporation terminates the Executive’s employment before the date the resignation was to be effective, the Corporation will, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Salary and vacation pay accrued until the date the resignation was to be effective; (b) reimburse the outstanding expenses properly incurred by the Executive until the date his employment ceases; (c) continue its contributions to the group benefit plans until the date the resignation was to be effective, subject to Section 1.4; and (d) pay the Executive a bonus pro-rated to the date his employment ceases (in the event that employment ceases other than at the end of a fiscal quarter or year end, any bonus component that is dependent on a target achievement measured at a fiscal quarter or year end shall be calculated at the 100% payout level pro-rated for the applicable period).

5.2	Termination by Corporation for Cause. The Corporation may terminate the Executive’s employment at any time with cause and without prior notice or any further obligations by the Corporation, and the Executive will be ineligible for any bonus or pro-rated bonus payment. On the termination of the Executive’s employment for cause, the Corporation will, in full satisfaction of its obligations to the Executive, pay the Executive’s Salary and vacation pay accrued until the Termination Date, and reimburse the outstanding expenses properly incurred by the Executive until the Termination Date.

5.3	Termination by Corporation without Cause or at the End of the Term. The Corporation may terminate the Executive’s employment at any time, without cause on providing written notification; the Executive’s employment will terminate automatically on the first anniversary of the Start Date; and the Executive’s employment will terminate automatically on the appointment of a Chief Executive Officer. In any such case the Corporation will: (a) pay the Executive’s Salary and vacation pay accrued until the Termination Date; (b) reimburse outstanding expenses properly incurred by the Executive until the Termination Date; and (c) pay the Executive a bonus pro-rated to the date his employment ceases (in the event that employment ceases other than at the end of a fiscal quarter or year end, any bonus component that is dependent on a target achievement measured at a fiscal quarter or year end shall be calculated at the 100% payout level pro-rated for the applicable period). All vested stock options as at the Termination Date shall expire six (6) months following the Termination Date. All unvested stock options as at the Termination Date shall expire at the close of business on the Termination Date.

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5.4	Death of the Executive. Upon the death of the Executive, this Agreement automatically terminates without notice or any further obligations by the Corporation. Upon the death of the Executive, the Corporation will, in full satisfaction of its obligations: (a) pay the outstanding accrued salary and vacation pay accrued until the date of the Executive’s death; (b) reimburse the expenses properly incurred by the Executive up to the date of his death; (c) pay a bonus pro-rated to the date of the Executive’s death (in the event that such occurs other than at the end of a fiscal quarter or year end, any bonus component that is dependent on a target achievement measured at a fiscal quarter or year end shall be calculated at the 100% payout level pro-rated for the applicable period); and (d) the share based compensation awarded to the Executive shall, to the extent not otherwise vested, vest so that 50% of all such vested share based compensation shall be vested and such vested share based compensation shall be exercisable for a period of 90 days following the Executive’s death.

5.5	Consequences of Termination. The termination of the Executive’s employment for any reason, including resignation and termination with cause and without cause, terminates any officer positions the Executive may hold with the Corporation or any of its Affiliates and the Executive agrees to immediately resign as a director of the Corporation and any of its Affiliates and to sign any documentation necessary to give effect to this Section 5.5.

5.6	Conversion of Benefits on Termination. On the earlier of the termination of Executive’s participation in the group benefit plans or the cessation of his employment for any reason, the Executive may be eligible to convert the group insured benefits to private coverage within 30 days, without evidence of insurability. The Executive is responsible for promptly arranging for any conversion options he may have or obtaining alternate benefits if he chooses to do so.

5.7	Compliance with Laws. The Executive’s entitlements under this Section 5 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under any applicable laws.

6.	Confidential Information and Return of Property

6.1	Confidentiality Obligation. The Executive covenants and agrees that he shall not, at any time during his employment with the Corporation or any time thereafter, without the prior written consent of the Corporation, directly or indirectly, communicate, reveal or disclose, in any manner, to anyone, or use for any purpose other than in carrying out his duties under this Agreement in furtherance of the Corporation’s business interests, any confidential or proprietary information concerning, or learned as a result of his employment with, the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, information concerning their assets, businesses, affairs, pricing, costs, technical information, financial information, plans or opportunities, manufacturing, processes, sales and distribution, marketing, research and development, customers, suppliers or employees.

6.2	Return of Property. Upon ceasing to be employed by the Corporation or upon request of the Corporation at any time, the Executive shall return to the Corporation all property belonging to the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, all documents in any format whatsoever including electronic format, that is in his possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever including electronic format.

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7.	Non-Solicitation

7.1	Employee and Contractor Non-Solicitation. The Executive covenants and agrees that, while employed with the Corporation and for 12 months thereafter, the Executive shall not induce or solicit or attempt to induce or solicit, or assist any person to induce or solicit any employee of the Corporation or its Affiliates or any contractor who regularly provides services to the Corporation or its Affiliates, or assist or encourage any employee of the Corporation or its Affiliates or any contractor who regular who regularly provides services to the Corporation or its Affiliates to accept employment or engagement elsewhere that competes with the business of the Corporation or its Affiliates.

8.	Proprietary and Moral Rights

8.1	Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any rights, title or interest, in any of the property of the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, inventions, discoveries, whether or not protected by patent or copyright, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others, and related to the business of the Corporation or its predecessors, successors, Affiliates or related companies (collectively, the “Materials”). The Executive agrees that during his employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

8.2	Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive’s moral rights whatsoever in the Materials including, without limitation, any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials including, without limitation, any distortion, mutilation or other modification.

8.3	Assignment of Rights. If the Executive has acquired or does acquire, however, any right, title or interest in any of the Materials or in any intellectual property rights relating to the Materials, the Executive irrevocably assigns all such right, title and interest throughout the world exclusively to the Corporation including, without limitation, any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

8.4	Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

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9.	Remedies

9.1	Defences. The Executive agrees that all restrictions in Sections 6, 7 and 8 are necessary and fundamental to the protection of the business carried on by the Corporation and that all such restrictions are reasonable and valid, and, to the extent permitted by applicable law, the Executive waives all defences of the Executive to the strict enforcement thereof by the Corporation.

9.2	Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of his obligations in Sections 6, 7 and 8 will result in the Corporation suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief without proof of actual damages, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

10.	Obligations Not Exhaustive

10.1	Fiduciary. The Executive acknowledges that the obligations contained in Sections 6, and 7 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

11.	General

11.1	Survival. Sections 6, 7, 8, and 9, and this Section 11.1 survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

11.2	Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration, and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

11.3	Entire Agreement. This Agreement, including the attached Schedules and the documents referenced therein, constitutes the entire agreement between the Corporation and the Executive on the subject-matter herein and it supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties or collateral agreements on the subject-matter herein that exist outside of this Agreement.

11.4	Amendments. This Agreement may only be amended by written agreement executed by the Corporation and the Executive. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over the course of time, do not affect the validity or enforceability of Sections 5, 6, and 7.

11.5	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of California. The Corporation and the Executive each irrevocably attorns to the exclusive jurisdiction of the courts of California and the courts of California shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

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11.6	Assignment. The Corporation may assign this Agreement, and it enures to the benefit of the Corporation, its successors or assigns.

11.7	Independent Legal Advice. The Executive acknowledges that he has been encouraged to obtain independent legal regarding the execution of this Agreement, and that he has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims he may make resulting from any failure on his part to obtain such advice.

11.8	Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

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11.9	Effective Date. This Agreement is effective the date it is made.
     IN WITNESS WHEREOF this executive employment agreement has been executed by the Corporation and the Executive on the dates below.
COREL INC.
Per: /s/ Christopher Difrancesco
Title: Secretary
/s/ Kris Hagerman
Kris Hagerman